Exhibit 99.1

MARTIN MARIETTA REPORTS THIRD QUARTER 2019 RESULTS

COMPANY ESTABLISHES NEW RECORDS FOR REVENUES AND PROFITS

Shipments and Pricing Strength Widespread Across Majority of Building Materials Business;

Aggregates Shipments Up 12 Percent and Pricing Increased 5 Percent

Magnesia Specialties Product Gross Margin Improved 120 Basis Points

Consolidated Gross Margin Expanded 390 Basis Points

Company Raises Full-Year 2019 Guidance

RALEIGH, N.C. (October 29, 2019) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported results for the third quarter ended September 30, 2019.

Highlights include:

	Quarter Ended September 30,
($ in thousands, except per share)	2019	2018
Total revenues [1]	$1,420,246	$1,219,640
Products and services revenues [2]	$1,323,160	$1,142,218
Building Materials business	$1,263,826	$1,073,853
Magnesia Specialties business	$59,334	$68,365
Gross profit	$420,645	$312,984
Adjusted gross profit [3]	$420,645	$321,333
Earnings from operations	$345,263	$240,662
Adjusted earnings from operations [4]	$345,263	$256,213
Net earnings attributable to Martin Marietta	$248,573	$180,221
Adjusted EBITDA [5]	$439,071	$344,636
Earnings per diluted share [6]	$3.96	$2.85

[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[3]

2018 third-quarter adjusted gross profit excludes an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. See Appendix to this earnings release for a reconciliation to reported gross profit under generally accepted accounting principles (GAAP).

[4]

2018 third-quarter adjusted earnings from operations exclude an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting, acquisition-related expenses, net, and an asset and portfolio rationalization charge. See Appendix to this earnings release for a reconciliation to reported earnings from operations under GAAP.

[5]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[6]

2018 third-quarter earnings per diluted share includes a charge of $0.10 per diluted share for the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting, a charge of $0.01 per diluted share for acquisition-related expenses, net, and a charge of $0.09 per diluted share for an asset and portfolio rationalization charge.

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Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “Building on our strong momentum in the first half of the year, we once again delivered exceptional performance, establishing new quarterly records for revenues, gross profit, adjusted EBITDA and earnings per diluted share. These record-setting third-quarter results, driven by broad-based improvements in shipments, pricing and profitability across the majority of our Building Materials business, reflect the disciplined execution of our strategic plan and our team’s unrelenting commitment to operational excellence. Based on recent trends and our solid performance to date, we are raising our outlook for the remainder of 2019.

“We have carefully positioned our business, geographically and otherwise, to capitalize on attractive market fundamentals that support sustainable and long-term construction growth, including employment gains, positive demographic trends and superior state fiscal health. Our third-quarter performance, including double-digit-growth in both aggregates and cement shipments, as well as solid volume growth in our downstream products, demonstrates Martin Marietta’s ability to take advantage of robust underlying demand and the meaningful acceleration of infrastructure construction projects in our key states. These favorable dynamics, combined with the benefits of our locally-driven pricing strategy, underscore the comparative strength of our markets and bode well for continued construction gains. With increased infrastructure activity as a result of state and local transportation funding initiatives, and continued private-sector strength, we are confident that construction activity in our Top 10 states will continue growing and outpacing the nation as a whole.”

Mr. Nye concluded, “In 25 years as a public company, Martin Marietta has thoughtfully developed and consistently executed on its strategic plans, positioning our business as an aggregates leader in attractive high-growth geographies, aligning our product offerings to leverage strategic cement and targeted downstream opportunities and responsibly allocating capital while maintaining financial flexibility. This steadfast and proven strategy, together with our commitment to the world-class attributes of our business – including, safety, ethics, cost discipline and operational excellence – underpins our confidence in Martin Marietta’s outlook for continued profitable growth and enhanced shareholder value creation.”

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Third-Quarter Operating Results

(All comparisons are versus the prior-year quarter unless noted otherwise)

	Quarter ended September 30, 2019
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$818,693	$287,024	35.1%
Cement	119,609	48,519	40.6%
Ready mixed concrete	271,844	28,948	10.6%
Asphalt and paving	131,099	31,102	23.7%
Less: interproduct revenues	(77,419)	-	-
Products and services	1,263,826	395,593	31.3%
Freight	91,543	317	NM
Total Building Materials business	1,355,369	395,910	29.2%
Magnesia Specialties business:
Products and services	59,334	23,997	40.4%
Freight	5,543	(987)	NM
Total Magnesia Specialties business	64,877	23,010	35.5%
Corporate	-	1,725	NM
Total	$1,420,246	$420,645	29.6%

	Quarter ended September 30, 2018
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$691,822	$209,666	30.3%
Cement	98,223	32,543	33.1%
Ready mixed concrete	254,686	20,632	8.1%
Asphalt and paving	95,961	25,022	26.1%
Less: interproduct revenues	(66,839)	-	-
Products and services	1,073,853	287,863	26.8%
Freight	72,264	(47)	NM
Total Building Materials business	1,146,117	287,816	25.1%
Magnesia Specialties business:
Products and services	68,365	26,823	39.2%
Freight	5,158	(1,076)	NM
Total Magnesia Specialties business	73,523	25,747	35.0%
Corporate	-	(579)	NM
Total	$1,219,640	$312,984	25.7%

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Building Materials Business

Third-quarter operating results demonstrate the strength and breadth of overall demand across the Company’s geographic footprint and product lines, notwithstanding the favorable comparison from a weather-challenged prior-year quarter. Aggregates, cement and downstream operations in Texas and Colorado, the Company’s two largest states by revenues, also benefited from weather-deferred projects from earlier in the year.

Aggregates

Third-quarter aggregates shipments and pricing improved 12.4 percent and 5.3 percent, respectively.

♦

Shipments for the Mid-America Group operations increased 14.0 percent, reflecting attractive market fundamentals that have bolstered continued infrastructure and commercial construction activity. Pricing improved 3.5 percent.

♦

Shipments for the Southeast Group operations increased 0.8 percent following double-digit-growth in the prior-year quarter. Volume growth was muted by the impact of Hurricane Dorian, as well as the delayed timing of projects in the region. Pricing improved 5.7 percent, reflecting the strength of the North Georgia and Florida markets.

♦

West Group shipments increased 14.8 percent, driven by energy-related projects along the Gulf Coast, increasing commercial activity in Colorado, and improved weather that allowed customers to advance weather-deferred projects. Pricing growth of 9.2 percent reflected favorable geographic and product mix.

Martin Marietta’s third-quarter aggregates shipments by end use are as follows (all comparisons are versus the prior-year quarter):

Infrastructure Market

♦

Aggregates shipments to the infrastructure market increased 7 percent. As expected, transportation-related projects accelerated during the quarter, supported by funding provided by the Fixing America’s Surface Transportation Act (FAST Act) and numerous state and local transportation initiatives and continued reconstruction efforts following flooding in the Midwest. For the quarter, the infrastructure market represented 38 percent of aggregates shipments, which is below the Company’s most recent ten-year average of 46 percent.

Nonresidential Market

♦

Aggregates shipments to the nonresidential market increased 19 percent, driven by gains in commercial and heavy industrial construction activity. The Company continued to benefit from distribution center, warehouse, data center and wind energy projects in key geographies, including Texas, the Carolinas, Iowa and Maryland, as well as the early phases of several large energy-sector projects along the Gulf Coast. The nonresidential market represented 34 percent of third-quarter aggregates shipments.

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Residential Market

♦

Aggregates shipments to the residential market increased 16 percent, driven by continued homebuilding activity in states such as Texas, Colorado, the Carolinas, Georgia and Florida. The residential construction outlook across the Company’s geographic footprint remains positive for both single- and multi-family housing, driven by favorable demographics, job growth, land availability, low interest rates and efficient permitting. On a national level, housing starts remain below the 50-year annual average of 1.5 million despite notable population gains. The residential market accounted for 22 percent of third-quarter aggregates shipments.

ChemRock/Rail Market

♦

The ChemRock/Rail market accounted for the remaining 6 percent of third-quarter aggregates shipments. Volumes to this end use increased 4 percent, driven by improved ballast shipments as the western Class 1 railroads continued to address repairs from the Midwest flooding earlier in the year.

Aggregates product gross margin expanded 480 basis points to 35.1 percent, reflecting pricing gains, improved operating leverage from increased shipment and production levels and the absence of the $8.3 million negative impact of selling acquired inventory after its markup to fair value as part of acquisition accounting incurred in 2018 as part of the Company’s purchase of Bluegrass Materials.

Cement

Third-quarter cement shipments increased 20.6 percent, driven by strong underlying Texas demand and weather-deferred projects from second-quarter 2019. Unfavorable product mix constrained pricing growth to 1.6 percent. Production efficiencies from increased shipment and production levels, coupled with lower maintenance costs, contributed to the 750-basis-point improvement in product gross margin to 40.6 percent.

Downstream businesses

Ready mixed concrete shipments increased 9.0 percent and benefitted from healthy demand environments in Texas and Colorado and weather-impacted carryover projects. Ready mixed concrete selling prices declined 2.2 percent, reflecting unfavorable product mix.  Colorado asphalt shipments increased 34.1 percent while pricing improved 3.3 percent.

Magnesia Specialties Business

Magnesia Specialties product revenues decreased 13.2 percent to $59.3 million as international chemicals and domestic lime customers rationalized inventory levels.  Despite lower revenues, product gross margin improved 120 basis points to 40.4 percent driven by lower costs for contract services and supplies and enhanced cost control measures.

Consolidated

Other operating expenses, net, for the prior-year quarter included a $7.1 million asset and portfolio rationalization charge related to the Company’s Southwest ready mixed concrete business.

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Liquidity and Capital Resources

Cash provided by operating activities for the nine months ended September 30 was $649.8 million in 2019 compared with $441.5 million in 2018, driven by growth in earnings before noncash expenses and lower contributions to the Company’s pension plan partially offset by higher working capital related to increased revenues.

Cash paid for property, plant and equipment additions for the nine months ended September 30, 2019 was $283.0 million. The Company expects capital expenditures to range from $375 million to $400 million for the full year.

At September 30, 2019, the Company’s ratio of consolidated net debt-to-consolidated EBITDA, as defined in the applicable credit agreement, for the trailing twelve months was 2.3 times.

Commitment to Enhance Long-Term Shareholder Value

Martin Marietta is dedicated to disciplined capital allocation that preserves the Company’s financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities remain unchanged and include value-enhancing acquisitions that promote the successful execution of the Company’s strategic growth plan, organic capital investment, and the return of cash to shareholders through meaningful and sustainable dividends and share repurchases.

The Company has returned $1.5 billion to shareholders in the form of dividend payments and share repurchases since announcing a 20 million share repurchase authorization in February 2015. In August 2019, the Board of Directors approved a 15-percent-increase in the quarterly cash dividend, one of the largest increases in the Company’s history. Additionally, during third-quarter 2019, the Company repurchased 29,200 shares of common stock pursuant to its share repurchase authorization.  As of September 30, 2019, 13.9 million shares remained under the current repurchase authorization and 62.5 million shares of Martin Marietta common stock were outstanding.

Full-Year 2019 Outlook

Based on current trends and expectations, management has raised its full-year 2019 guidance. Specifically:

♦	Aggregates shipments by end-use market compared with 2018 levels are as follows:
•	Infrastructure shipments to increase in the high-single digits.
•	Nonresidential shipments to experience a double-digit increase.
•	Residential shipments to experience a double-digit increase.
•	ChemRock/Rail shipments to be up slightly.

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2019 GUIDANCE
($ and tons in thousands, except per ton)	Low *	High *
Consolidated
Total revenues [1]	$4,660,000	$4,770,000
Products and services revenues	$4,360,000	$4,460,000
Freight revenues	$300,000	$310,000
Gross profit	$1,175,000	$1,230,000

Selling, general and administrative expenses (SG&A)	$300,000	$305,000
Interest expense	$130,000	$135,000
Estimated tax rate (excluding discrete events)	20%	20%
Net earnings attributable to Martin Marietta	$585,000	$635,000
Adjusted EBITDA [2]	$1,245,000	$1,305,000
Capital expenditures	$375,000	$400,000

Building Materials Business
Aggregates
Volume (total tons) [3]	190,000	191,000
% growth [3]	11.0%	12.0%
Average selling price per ton (ASP)	$14.27	$14.40
% growth [4]	4.0%	5.0%
Total revenues	$2,980,000	$3,020,000
Products and services revenues	$2,720,000	$2,750,000
Freight revenues	$260,000	$270,000
Gross profit	$820,000	$840,000

Cement
Total revenues	$435,000	$465,000
Products and services revenues	$415,000	$445,000
Freight revenues	$20,000	$20,000
Gross profit	$135,000	$155,000

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,245,000	$1,275,000
Gross profit	$130,000	$140,000

Magnesia Specialties Business
Total revenues	$290,000	$300,000
Products and services revenues	$250,000	$260,000
Freight revenues	$20,000	$20,000
Gross profit	$90,000	$95,000

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	2019 consolidated total revenues exclude $270 million related to estimated interproduct sales.
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[3]

Represents total aggregates volumes, which includes approximately 10.0 million internal tons. Volume growth ranges are in comparison with total volumes of 170.8 million tons for the full year 2018, which included 10.6 million internal tons.

[4]	ASP growth range is in comparison with ASP of $13.71 per ton for the full year 2018.

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Preliminary View of 2020

Based on a preliminary view of 2020, management currently anticipates low-to-mid-single-digit growth in aggregates shipments and mid-single-digit growth in aggregates pricing. Martin Marietta’s geographic footprint has attractive underlying market fundamentals, including notable employment gains, population growth and superior state fiscal health, that should promote steady and sustainable construction growth over the near- and medium-terms. Supported by region-specific third-party forecasts and underlying demand trends, Martin Marietta believes the current construction cycle will continue for the foreseeable future and expand at a steady pace in 2020 for each of its three primary construction end-use markets. Notably:

♦

Infrastructure construction, particularly for aggregates-intensive highways and streets, should continue to benefit from the acceleration in state lettings and contract awards in key Martin Marietta states, continued FAST Act funding, and regulatory reform that allows for reduced permitting time for large projects. Management believes that federal transportation funding will continue, at a minimum, at status quo levels absent the prospective passage of a successor infrastructure bill prior to the FAST Act’s September 2020 expiration. This should provide the necessary confidence and visibility for states to continue to advance planned and future construction projects. Importantly, states will continue to play an expanded role in infrastructure investment. Incremental funding at the state and local levels, through bond issuances, toll roads and tax initiatives, should grow at faster near-term rates than federal funding. Martin Marietta’s top ten states – Texas, Colorado, North Carolina, Georgia, Iowa, Florida, South Carolina, Indiana, Maryland and Nebraska – accounted for 85 percent of total Building Materials’ revenues in 2018 and have all introduced incremental transportation funding measures within the last five years. Third-party forecasts also predict increased infrastructure investment in 2020 and beyond.

♦

Nonresidential construction should increase in both the commercial and heavy industrial sectors for the next several years across many of the Company’s key markets. While the national Architectural Billings and Dodge Momentum Indices have moved modestly in 2019, management believes continued employment growth will provide the impetus for sustainable commercial construction activity. Continued federal regulatory approvals should contribute to increased heavy building materials consumption from the next wave of large energy-sector projects, particularly along the Gulf Coast. Construction activity for these projects is expected to continue for several years.

♦

Residential construction should continue to grow within Martin Marietta’s geographic footprint, particularly as mortgage rates remain attractive and homebuilders address the need for more affordable homes. The Company’s leading positions in southeastern and southwestern states offer superior opportunities, such as available land, an overall business-friendly environment and fewer regulatory barriers, for gains in both multi- and single-family housing. The Company believes that permits represent the best indicator of future housing construction. Martin Marietta’s top ten states significantly outpaced the nation in housing unit permit growth for the trailing twelve months ended September 2019 for both multi-family and single-family. Continued strength in residential construction supports future infrastructure and nonresidential activity.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with GAAP.  Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance, and when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its third-quarter 2019 earnings results on a conference call and an online web simulcast today (October 29, 2019). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted supplemental information related to its third-quarter performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 4498534.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release (including the outlook) include, but are not limited to: the performance of the United States economy; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal, state or local transportation or infrastructure projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Iowa and Maryland; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline, particularly in Texas; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean and Gulf Coast hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, North Carolina and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products;  a trade dispute with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company;  the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; continued downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic filings made with the SEC.  All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Products and services revenues	$1,323,160	$1,142,218	$3,397,599	$3,024,300
Freight revenues	97,086	77,422	241,069	199,747
Total revenues	1,420,246	1,219,640	3,638,668	3,224,047

Cost of revenues - products and services	901,844	828,110	2,474,333	2,282,159
Cost of revenues - freight	97,757	78,546	243,917	202,595
Total cost of revenues	999,601	906,656	2,718,250	2,484,754
Gross Profit	420,645	312,984	920,418	739,293

Selling general & administrative expenses	78,281	68,441	228,955	209,632
Acquisition-related expenses, net	-	89	190	12,925
Other operating (income) and expense, net	(2,899)	3,792	(9,092)	(26,960)
Earnings from operations	345,263	240,662	700,365	543,696

Interest expense	32,436	35,468	98,680	103,526
Other nonoperating (income) and expense, net	(1,973)	(4,248)	9,690	(19,873)
Earnings before income tax expense	314,800	209,442	591,995	460,043
Income tax expense	66,178	29,089	111,077	84,147
Consolidated net earnings	248,622	180,353	480,918	375,896
Less: Net earnings attributable to noncontrolling interests	49	132	17	275
Net Earnings Attributable to Martin Marietta Materials, Inc.	$248,573	$180,221	$480,901	$375,621

Net earnings per common share attributable to common shareholders:
Basic	$3.97	$2.86	$7.67	$5.95
Diluted	$3.96	$2.85	$7.65	$5.93

Dividends per common share	$0.55	$0.48	$1.51	$1.36

Average number of common shares outstanding:
Basic	62,510	62,932	62,552	62,970
Diluted	62,679	63,167	62,725	63,224

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Total revenues:
Building Materials Business:
Mid-America Group	$448,758	$377,005	$1,112,897	$906,377
Southeast Group	134,138	125,547	390,399	318,749
West Group	772,473	643,565	1,920,182	1,783,174
Total Building Materials Business	1,355,369	1,146,117	3,423,478	3,008,300
Magnesia Specialties	64,877	73,523	215,190	215,747
Total	$1,420,246	$1,219,640	$3,638,668	$3,224,047

Gross profit (loss):
Building Materials Business:
Mid-America Group	$174,370	$131,331	$375,376	$270,461
Southeast Group	36,768	30,783	100,773	56,933
West Group	184,772	125,702	366,233	333,949
Total Building Materials Business	395,910	287,816	842,382	661,343
Magnesia Specialties	23,010	25,747	76,590	73,476
Corporate	1,725	(579)	1,446	4,474
Total	$420,645	$312,984	$920,418	$739,293

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$16,023	$14,113	$47,158	$41,260
Southeast Group	5,287	4,440	16,040	13,689
West Group	29,285	26,600	86,280	79,892
Total Building Materials Business	50,595	45,153	149,478	134,841
Magnesia Specialties	2,856	2,404	8,518	7,512
Corporate	24,830	20,884	70,959	67,279
Total	$78,281	$68,441	$228,955	$209,632

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$159,711	$120,344	$332,344	$235,221
Southeast Group	31,463	26,372	85,285	60,464
West Group	156,382	92,090	286,540	249,885
Total Building Materials Business	347,556	238,806	704,169	545,570
Magnesia Specialties	20,097	23,301	67,959	65,867
Corporate	(22,390)	(21,445)	(71,763)	(67,741)
Total	$345,263	$240,662	$700,365	$543,696

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Total revenues:
Building Materials business products and services:
Aggregates	$818,693	$691,822	$2,121,443	$1,785,961
Cement	119,609	98,223	330,976	300,554
Ready Mixed Concrete	271,844	254,686	724,179	750,424
Asphalt and paving	131,099	95,961	225,669	191,652
Less: Interproduct sales	(77,419)	(66,839)	(203,554)	(205,681)
Subtotal	1,263,826	1,073,853	3,198,713	2,822,910
Freight	91,543	72,264	224,765	185,390
Total Building Materials Business	1,355,369	1,146,117	3,423,478	3,008,300
Magnesia Specialties business:
Products and services	59,334	68,365	198,886	201,390
Freight	5,543	5,158	16,304	14,357
Total Magnesia Specialties Business	64,877	73,523	215,190	215,747
Consolidated total revenues	$1,420,246	$1,219,640	$3,638,668	$3,224,047

Gross profit (loss):
Building Materials business products and services:
Aggregates	$287,024	$209,666	$636,505	$461,912
Cement	48,519	32,543	104,526	97,582
Ready Mixed Concrete	28,948	20,632	62,454	66,226
Asphalt and paving	31,102	25,022	38,519	35,191
Subtotal	395,593	287,863	842,004	660,911
Freight	317	(47)	378	432
Total Building Materials Business	395,910	287,816	842,382	661,343
Magnesia Specialties business:
Products and services	23,997	26,823	79,816	76,756
Freight	(987)	(1,076)	(3,226)	(3,280)
Total Magnesia Specialties Business	23,010	25,747	76,590	73,476
Corporate	1,725	(579)	1,446	4,474
Consolidated gross profit	$420,645	$312,984	$920,418	$739,293

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$49,087	$44,892
Accounts receivable, net	763,878	523,276
Inventories, net	649,716	663,035
Other current assets	115,717	134,613
Property, plant and equipment, net	5,132,147	5,157,229
Intangible assets, net	2,888,578	2,900,400
Operating lease right-of-use assets	484,853	-
Other noncurrent assets	139,509	127,974
Total assets	$10,223,485	$9,551,419

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$190,044	$390,042
Other current liabilities	498,938	396,708
Long-term debt (excluding current maturities)	2,732,815	2,730,439
Other noncurrent liabilities	1,497,250	1,084,818
Total equity	5,304,438	4,949,412
Total liabilities and equity	$10,223,485	$9,551,419

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In thousands)
	Nine Months Ended
	September 30,
	2019	2018
Operating activities:
Consolidated net earnings	$480,918	$375,896
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	276,974	253,200
Stock-based compensation expense	28,414	23,084
Gains on divestitures and sales of assets	(4,950)	(35,167)
Deferred income taxes	18,352	68,833
Other items, net	11,422	(2,107)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(240,602)	(132,176)
Inventories, net	13,573	(8,015)
Accounts payable	65,897	42,995
Other assets and liabilities, net	(200)	(145,005)
Net cash provided by operating activities	649,798	441,538

Investing activities:
Additions to property, plant and equipment	(282,998)	(262,155)
Acquisitions, net	-	(1,640,698)
Proceeds from divestitures and sales of assets	6,981	63,460
Investments in life insurance contracts, net	559	771
Payment of railcar construction advances	-	(56,033)
Reimbursement of railcar construction advances	-	56,033
Other investing activities, net	(1,214)	-
Net cash used for investing activities	(276,672)	(1,838,622)

Financing activities:
Borrowings of long-term debt	245,000	875,000
Repayments of long-term debt	(445,042)	(695,039)
Payments on financing leases	(2,651)	-
Payments on capital leases	-	(2,589)
Debt issue costs	-	(3,194)
Payments of deferred acquisition consideration	-	(6,707)
Purchase of remaining interest in existing joint venture	-	(12,800)
Dividends paid	(95,227)	(86,190)
Repurchases of common stock	(57,288)	(60,377)
Proceeds from exercise of stock options	12,295	6,993
Shares withheld for employees' income tax obligations	(25,418)	(10,416)
Distributions to owners of noncontrolling interest	(600)	-
Net cash (used for) provided by financing activities	(368,931)	4,681

Net increase (decrease) in cash and cash equivalents	4,195	(1,392,403)
Cash and cash equivalents, beginning of period	44,892	1,446,364
Cash and cash equivalents, end of period	$49,087	$53,961

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group	14.0%	3.5%	19.2%	1.9%
Southeast Group	0.8%	5.7%	15.9%	5.4%
West Group	14.8%	9.2%	7.4%	5.5%
Total Aggregates Product Line (2)	12.4%	5.3%	14.2%	3.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in thousands)	2019	2018	2019	2018
Mid-America Group	29,851	26,194	73,342	61,510
Southeast Group	7,209	7,151	20,819	17,967
West Group	19,609	17,086	53,042	49,389
Total Aggregates Product Line (2)	56,669	50,431	147,203	128,866

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.
(2) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Shipments (in thousands)
Aggregates tons - external customers	53,580	47,549	139,423	120,713
Internal aggregates tons used in other product lines	3,089	2,882	7,780	8,153
Total aggregates tons	56,669	50,431	147,203	128,866

Cement tons - external customers	733	587	2,011	1,767
Internal cement tons used in other product lines	327	292	912	966
Total cement tons	1,060	879	2,923	2,733

Ready Mixed Concrete - cubic yards	2,433	2,232	6,530	6,799

Asphalt tons - external customers	400	287	666	601
Internal asphalt tons used in road paving business	936	709	1,582	1,420
Total asphalt tons	1,336	996	2,248	2,021

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$14.37	$13.65	$14.31	$13.78
Cement (per ton)	$112.36	$110.63	$112.53	$108.92
Ready Mixed Concrete (per cubic yard)	$109.72	$112.14	$108.75	$108.36
Asphalt (per ton)	$46.67	$45.17	$46.83	$44.98

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in thousands)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months cannot exceed 3.50 times as of September 30, 2019, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at September 30, 2019, for the trailing-twelve-month EBITDA. For supporting calculations, refer to the Company's website at www.martinmarietta.com.

Twelve Month Period
October 1, 2018 to
September 30, 2019
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$575,278
Add back:
Interest expense	132,223
Income tax expense	132,586
Depreciation, depletion and amortization expense and noncash nonconsolidated equity affiliate adjustment	378,205
Stock-based compensation expense	34,583
Acquisition-related expenses, net	664
Noncash portion of asset and portfolio rationalization charge	11,725
Deduct:
Interest income	(511)
Consolidated EBITDA, as defined by the Company's Credit Agreement	$1,264,753

Consolidated Debt, as defined and including debt for which the Company is a co-borrower, at September 30, 2019	$2,935,066

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at September 30, 2019, for the trailing-twelve-month EBITDA	2.32 times

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in thousands)

Earnings before interest, income taxes, depreciation, depletion and amortization, the noncash earnings/loss from nonconsolidated equity affiliates, the impact of Bluegrass acquisition-related expenses, net, the impact of selling acquired inventory after the markup to fair value as part of acquisition accounting, and the asset and portfolio rationalization charge (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period.  Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow.  For further information on Adjusted EBITDA, refer to the Company's website at www.martinmarietta.com.  Consolidated Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018(1)	2019	2018(1)
Consolidated Adjusted EBITDA	$439,071	$344,636	$975,769	$841,999

A Reconciliation of Net Earnings Attributable to Martin Marietta to Consolidated Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018(1)	2019	2018(1)
Net earnings attributable to Martin Marietta	$248,573	$180,221	$480,901	$375,621
Add back:
Interest expense	32,321	35,468	98,366	103,526
Income tax expense for controlling interests	66,143	29,051	111,019	84,070
Depreciation, depletion and amortization and earnings/loss from nonconsolidated equity affiliates	92,034	84,345	285,483	240,228
Bluegrass acquisition-related expenses, net	-	89	-	12,925
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	-	8,349	-	18,516
Asset and portfolio rationalization charge	-	7,113	-	7,113
Consolidated adjusted EBITDA	$439,071	$344,636	$975,769	$841,999

(1) Calculation of Adjusted EBITDA was modified in 2019. 2018 amounts have been calculated consistently with the 2019 presentation.

The following is a reconciliation of the GAAP measure to the 2019 Adjusted EBITDA guidance:
	Low Point of Range	High Point of Range
Net earnings attributable to Martin Marietta	$585,000	$635,000
Add back:
Interest expense	135,000	130,000
Taxes on income	145,000	160,000
Depreciation, depletion and amortization and earnings/loss from nonconsolidated equity affiliates	380,000	380,000
Adjusted EBITDA	$1,245,000	$1,305,000

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in thousands)

Adjusted gross profit and adjusted earnings from operations for the three months ended September 30, 2018, exclude the impact of selling acquired inventory after the markup to fair value as part of acquisition accounting.  Adjusted earnings from operations also exclude acquisition-related expenses, net, and the asset and portfolio rationalization charge.  Adjusted gross profit and adjusted earnings from operations are non-GAAP financial measures.  Management presents these measures for investors and analysts to evaluate and forecast the Company's financial results, as the impact of selling acquired inventory after the markup to fair value as part of acquisition accounting, Bluegrass acquisition-related expenses, net, and the asset and portfolio rationalization charge are nonrecurring.

The following is a reconciliation of the GAAP measure to adjusted gross profit and adjusted earnings from operations for the quarter ended September 30, 2018:

Gross profit as reported	$312,984
Impact of selling acquired inventory after the markup to fair value as part of acquisition accounting	8,349
Adjusted gross profit	$321,333

Earnings from operations as reported	$240,662
Impact of selling acquired inventory after the markup to fair value as part of acquisition accounting	8,349
Bluegrass acquisition-related expenses, net	89
Asset and portfolio rationalization charge	7,113
Adjusted earnings from operations	$256,213

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